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                                                           EXHIBIT 12

                                                    TRANS WORLD AIRLINES, INC.
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                    Prior
                 Predecessor
                   Company                   Predecessor Company                                   Reorganized Company
                 -----------  -------------------------------------------------     -------------------------------------------
                     Ten         Two         Eight        Four        Four
                    Months      Months       Months       Months      Months             Years                   Three Months
                    Ended       Ended      Year Ended     Ended       Ended         Ended December 31,          Ended March 31,
                  October 31, December 31, December 31,  August 31, December 31,    ----------------          ----------------
                     1993        1993         1994         1995        1995         1996        1997          1997        1998
                     ----        ----         ----         ----        ----         ----        ----          ----        ----
Loss from
operations
before
income taxes      $(362,620)   $(88,140)   $(432,869)   $(338,309)   $(32,268)   $(274,577)   $ (89,335)   $(105,193)   $(79,558)

Add:

Interest on
indebtedness(1)      91,877      31,204      195,352      123,247      45,917      126,822      114,066       28,397      30,215

 Portion of
 rents repre-
 sentative of
 the interest
 factor              57,821      12,198       87,122       60,849      32,131      100,997      123,609       28,608      34,635
                  ---------    --------    ---------    ---------    --------    ---------    ---------    ---------    --------
 Income as
 adjusted         $(212,922)   $(44,738)   $(150,395)   $(154,213)   $ 45,780    $ (46,758)   $ 148,340    $ (48,188)   $(14,708)
                  ---------    --------    ---------    ---------    --------    ---------    ---------    ---------    --------
Fixed Charges:

 Interest on
 indebtedness     $  91,877    $ 31,204    $ 195,352    $ 123,247    $ 45,917    $ 126,822    $ 114,066    $  28,397    $ 30,125

 Capitalized
 interest             2,104         267        2,133           --          --        5,463        4,784          510       1,027

 Portion of
 rents repre-
 sentative of
 the interest
 factor              57,821      12,198       87,122       60,849      32,131      100,997      123,609       28,608      34,635
                  ---------    --------    ---------    ---------    --------    ---------    ---------    ---------    --------
 Fixed Charges    $ 151,802    $ 43,669    $ 284,607    $ 184,096    $ 78,048    $ 233,282    $ 242,459    $  57,515    $ 65,877
                  ---------    --------    ---------    ---------    --------    ---------    ---------    ---------    --------
Ratio of
earnings
to fixed
charges               (1.40)      (1.02)       (0.53)       (0.84)       0.59        (0.20)        0.61        (0.84)       (0.22)
                  ---------    --------    ---------    ---------    --------    ---------    ---------    ---------    --------
Deficiency        $ 364,724    $ 88,407    $ 435,002    $ 338,309    $ 32,268    $ 280,040    $  94,119    $ 105,703    $ 80,585
                  ---------    --------    ---------    ---------    --------    ---------    ---------    ---------    --------

(1)  Includes amortization of expense on debt.
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